Exhibit 10.1
Subscription Agreement
CASH CONVERTERS INTERNATIONAL LIMITED (Company)
EZCORP, INC. (Subscriber)

Subscription Agreement made on 17 August 2009

Parties	Cash Converters International Limited ACN 069 141 546 of Perth, Western Australia (Company)

EZCORP, Inc., a corporation incorporated in the State of Delaware, United States of Americas, and having its corporate headquarters in Austin, Texas, USA (Subscriber)
Recital
The directors of the Company have resolved to allot and issue, and the Subscriber has agreed to subscribe for, the Subscription Shares on the terms and conditions of this Agreement.
The parties agree
1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

$ means the currency of the Commonwealth of Australia.

Assets means the assets covered by the total figures in the Last Accounts as assets owned by the Company and includes the Intellectual Property Rights.

ASX means ASX Limited.

ASX Listing Rules means the official listing rules of ASX.

Bring Down Certificate means a certificate substantially in the form set out in Schedule 2.

Business means the principal business activity of the Company, which is that of a franchisor of second hand goods and financial services stores, a provider of secured and unsecured loans and the operator of a number of corporate stores, all of which trade under the “Cash Converters” name.

Business Contracts means all agreements, leases, contracts and arrangements to which any member of the Group is a party.

Business Day means a day which is not a Saturday, Sunday or public holiday, and on which all banks are open for business generally, in Perth, Western Australia.

Company Directors or Directors means the directors of the Company from time to time.

Completion means completion of the issue and allotment of the Subscription Shares in accordance with this Agreement.

Completion Date means the date selected by the parties for the Completion, which date shall be as soon as reasonably practicable after all the Conditions Precedent described in clause 2.1 have been either satisfied or waived.

Confidential Information means, in relation to each Group Company, all knowledge of secret processes, technical know-how, techniques, discoveries, inventions, ideas, research, engineering and manufacturing methods, practices, systems, formulae, drawings, trade secrets and special purpose computer programmes, financial and marketing and other confidential information and data subsisting in or relating to the Business.

Constitution means, as the case requires, the constituent documents of each Group Company in the form in which they are in at the date of this Agreement.

Control has the meaning given in section 50AA of the Corporations Act.

Corporations Act means the Corporations Act 2001 (Commonwealth).

Disclosed means fairly disclosed in the Disclosure Letter with sufficient explanation and detail to identify the nature, scope and full implications of the matters disclosed.

Disclosure Letter means the letter from the Company to the Subscriber, executed and delivered immediately before Completion, together with the bundle of documents attached to it, each in the agreed form.

Due Diligence Materials means materials provided to the Subscriber by or on behalf of the Company as part of the Subscriber’s due diligence enquiries.

Encumbrance means a mortgage, charge, pledge, lien, encumbrance, security interest, title retention, preferential right, trust arrangement, contractual right set-off, or any other security agreement or arrangement in favour of any person, whether registered or unregistered.

Event of Insolvency means:
(a)	a receiver, manager, receiver and manager, trustee or similar officer is appointed in respect of a person or any asset of a person;

(b)	a liquidator or interim liquidator is appointed in respect of a corporation;

(c)	any application (not being an application withdrawn or dismissed within 7 days) is made to a court for an order, or an order is made, or a meeting is convened, or a resolution is passed, for the purpose of:
(i)	appointing a person referred to in paragraphs (a) or (b);

(ii)	winding up a corporation; or

(iii)	proposing or implementing a compromise with creditors (including a scheme of arrangement);
(d)	any event or conduct occurs which would enable a court to grant a petition, or an order is made, for the insolvency or sequestration of an individual or his estate under any Insolvency Provision;

(e)	a person has any material, final and unappealable judgment or award made against it and fails to satisfy such judgment or award within 14 days of the date on which it became aware of such judgment or award; or

(f)	a person becomes, or admits in writing that it is, is declared to be, or is deemed under any applicable law to be, insolvent or unable to pay its debts.
Execution Date means the date of execution of this Agreement by the last Party to sign it.

Group means the Company and the Subsidiaries and where the context requires or allows any one or more of them, and Group Company means either one or any of the Company and the Subsidiaries.

Immediately Available Funds means payment by cash, bank cheque or telegraphic or other electronic means of transfer of cleared funds into an account nominated in advance by the Company.

Insolvency Provision means any law relating to insolvency, sequestration, liquidation or bankruptcy (including any law relating to the avoidance of conveyances in fraud of creditors or of preferences, and any law under which a liquidator or trustee in bankruptcy may set aside, revoke or avoid transactions), and any provision of any agreement, arrangement or scheme, formal or informal, relating to the administration of any of the assets of any person.

Intellectual Property Licences means all agreements under which any Group Company obtains from any person the exclusive or non-exclusive right to use, but not the ownership of, any of the Intellectual Property Rights referred to in paragraphs (a) to (c) inclusive of the definition of that term.

Intellectual Property Rights means:
(a)	the business names or trade marks owned or used at any time by any Group Company;

(b)	the Confidential Information owned or used at any time by any Group Company; and

(c)	the patents, patent applications, registered designs, unregistered designs, copyright and all other similar rights owned or used at any time by any Group Company.
Issue Price means $0.50 per Subscription Share.

Last Accounts means the audited consolidated balance sheet and profit and loss account of each Group Company and the audited balance sheets and profit and loss accounts for the Company for the year ended on the Last Accounts Balance Date, true copies of which shall be delivered to the Subscriber prior to the Completion Date.

Last Accounts Balance Date means 30 June 2009.

Leases means the leases held by any Group Company of real property.

Nominee Directors means the Subscriber’s nominees to be appointed as non-executive directors of the Company.

Party means a party to this Agreement and their successors and permitted assigns.

Premises means the premises occupied pursuant to the Leases.

Related Body Corporate has the meaning given in section 9 of the Corporations Act.

Revenue Authority has the meaning given in the Tax Act.

Share means a fully paid ordinary share in the capital of the Company.

State means the State of Western Australia.

Statute means any legislation of any country, state or territory in force at any time, and in any rule, regulation, ordinance by-law, statutory instrument, order or notice at any time made under that legislation.

Subscription Price means the number of Subscription Shares multiplied by the Issue Price, being $54,109,000.

Subscription Shares means 108,218,000 Shares.

Subsidiaries means each of the companies specified in the Last Accounts as a subsidiary of the Company.

Tax Act means the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth) or either of them.

Tax means income tax (including capital gains tax), franking deficit tax, franking additional tax, pay-as-you-earn remittances, prescribed payments, withholding tax (including deductions pursuant to the royalty withholding obligation), fringe benefits tax, customs duty, sales tax, payroll tax, land tax, stamp duty, financial institutions duty, debits tax, municipal rates and all other taxes, charges, imposts, duties and levies and any penalties, interest, fines or other costs relating thereto.

Warranty means:
(a)	in relation to those given by the Company, the warranties, representations and undertakings given by the Company, including those set out in clauses 7.1, 7.2 and Schedule 1; and

(b)	in relation to those given by the Subscriber, the representations and warranties given by the Subscriber including those set out in clause 7.1 and 7.3.
1.2	Interpretation

In this Agreement:
(a)	headings are for convenience only and do not affect interpretation;
and unless the context indicates a contrary intention:
(b)	a reference to any Party includes that Party’s executors, administrators, successors, substitutes and assigns, including any person taking by way of novation and where a Party executes this Agreement in its capacity as trustee, a reference to that Party includes any substituted or additional trustee;

(c)	a reference to this Agreement or to any other agreement, deed or document includes, respectively, this Agreement or that other agreement, deed or document as amended, novated, supplemented, varied or replaced from time to time;

(d)	words importing the singular include the plural (and vice versa), words denoting a given sex include the other sex, and words denoting individuals include corporations (and vice versa);

(e)	reference to any legislation or to any section or provision of any legislation includes any statutory modification or re-enactment or any statutory provision substituted for it, and ordinances, by-laws, regulations, and other statutory instruments issued under any legislation;

(f)	references to parties, clauses, schedules, exhibits or annexures are references to parties, clauses, schedules, exhibits and annexures to or of this Agreement, and a reference to this Agreement includes any schedule, exhibit and annexure;

(g)	if any day appointed or specified by this Agreement for the payment of any money or doing of any thing falls on a day which is not a Business Day, the day so appointed or specified will be deemed to be the next Business Day;

(h)	the word includes in any form is not a word of limitation; and

(i)	if more than one person is under an obligation to act or not to act under this Agreement, the liability of those persons so identified binds each of them severally and every two or more of them jointly; if more than one person receives the same benefit under this Agreement the benefit is to be enjoyed by each of them severally.

2.	Conditions Precedent

2.1	Conditions Precedent

The issue and subscription of the Subscription Shares pursuant to this Agreement is subject to and conditional upon the following matters:
(a)	Within 14 days of the arrival in Austin, Texas of the Chief Financial Officer of the Company, Mr. Ralph Groom, or on or before such other date as the parties may agree, completion of due diligence investigations on the Group by the Subscriber, set out in clause 4, with results satisfactory to the Subscriber in its sole discretion;

(b)	there being no material adverse change in the business, financial or trading position, or assets, liabilities or profitability or prospects, of the Group, or any event reasonably likely to result in such a material adverse change, in the reasonable opinion of the Subscriber;

(c)	there being no material breach of a Warranty, and there being no event or circumstance which would reasonably constitute a material breach of a Warranty, by the Company if that Warranty were repeated at Completion;

(d)	the Company obtaining all approvals required under the Corporations Act and ASX Listing Rules required for the issue of the Subscriber Shares;

(e)	the Company and Subscriber:
(i)	obtaining all necessary authorizations, consents, orders or approvals of any governmental entity; and

(ii)	making all necessary declarations or filings with any governmental entity; and
(f)	all necessary waiting periods imposed by any governmental entity in connection with the acquisition of the Subscription Shares (including any waiting period applicable to the purchase of the Subscription Shares under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) have expired or been terminated.
2.2	Best endeavours

The Company will use its best endeavours to do all that is necessary to ensure that each of the Conditions Precedent in clauses 2.1 are satisfied as soon as possible and in any event on or before the Completion Date. In particular, as soon as reasonably practicable following the satisfaction or waiver of the Condition Precedent described in clause 2.1(a), the Company will cause a special meeting of shareholders to be held at which the Company will ask shareholders to approve the issuance of the Subscription Shares pursuant to this Agreement.

2.3	Fulfilment of Conditions Precedent

Each Party shall disclose in writing to the other Party anything which will or may prevent any of the Conditions Precedent from being fulfilled on or prior to the Completion Date immediately upon it coming to their notice.

2.4	Rights to waive Conditions Precedent
(a)	The Subscriber has the sole benefit of the Conditions Precedent in clauses 2.1(a) and 2.1(b), and any breach or non-fulfilment of any such conditions may only be relied on by the Subscriber which may at any time and from time to time in its discretion waive the breach or non-fulfilment.
(b)	The Subscriber and the Company each individually have the benefit of the Conditions Precedent in clause 2.1(c), and any breach of Warranty by the Subscriber may only be waived by written consent of the Company and any breach of Warranty by the Company may only be waived with the written consent of the Subscriber.

(c)	The Conditions Precedent in clauses 2.1(d), 2.1(e) and 2.1(f) may not be waived.
2.5	Failure to satisfy Conditions Precedent

If any of the Conditions Precedent have not been satisfied or waived by the time specified or by the Completion Date, whichever is the earlier, this Agreement shall automatically terminate and be of no further force nor effect (except for clauses 1, 2.5 and 10), but without prejudice to any rights or remedies which any Party may have against any of the other Party which have already arisen in respect of any antecedent breach.

3.	Subscription

Subject to satisfaction or waiver of the Conditions Precedent in accordance with clause 2, the Subscriber agrees to subscribe for and the Company agrees to allot and issue to the Subscriber the Subscription Shares for the Subscription Price on the terms set out in this Agreement.

4.	Due diligence investigations
(a)	Between the date of this Agreement and the Completion Date, the Company will permit, and will procure that each Group Company permits, the Subscriber and its duly nominated representatives and advisers to have full and free access to the Premises and to all books of account and operational and other records of each Group Company to allow the Subscriber the opportunity to conduct inspections of and become familiar with the Business and the affairs of each Group Company, and to be informed of all obligations or arrangements relevant to the Subscriber’s due diligence enquiries. The Company will also provide, and cause each Group Company to provide, the information, assistance and facilities that the Subscriber reasonably requires for those purposes, including access to accountants and senior personnel of each Group Company at reasonable times.

(b)	The confidentiality provisions in clause 8.1 apply in respect of all information (including all information comprised in the Due Diligence Materials) obtained by or furnished to the Subscriber, its Officers, employees and agents in relation to the Business and each Group Company in the exercise of its due diligence access rights under clause 4(a).
5.	Completion

5.1	Time and place

Subject to satisfaction or waiver of the Conditions Precedent in accordance with clause 2, Completion will take place at 12 noon on the Completion Date at the offices of the Company at Level 18, Citibank House, 37 St. George’s Terrace, Perth, Western Australia 6000, or at any other time and place agreed by the Company and the Subscriber.

5.2	Provision of information before Completion

No later than 2 days prior to the Completion Date, the Subscriber will provide the Company with written notification of the nominees to be appointed as the Nominee Directors, together with the signed consent of each such person to act as a non-executive director of the Company.

5.3	Board Meeting

The Company must procure that on or before Completion, a meeting of the Directors of the Company is duly convened and held at which the Directors resolve, subject to Completion occurring:
(a)	to approve the registration of the Subscriber as the holder of the Subscription Shares;

(b)	to appoint two Nominee Directors to the Board, provided that the Company has received a duly signed consent to act from each such person notified under clause 5.2; and

(c)	if the position of Chairman of the Board becomes vacant at any time after Completion, provided that the Subscriber holds at least 20 per cent of the issued share capital of the Company at that time, the position of Chairman will be offered to one of the Nominee Directors and the Nominee Director may accept the position in his or her sole discretion.
5.4	Payment of Subscription Price

Subject to the Company satisfying its obligations under clause 5.5, on the Completion Date the Subscriber must pay the Subscription Price to the Company in Immediately Available Funds.

5.5	Delivery of share certificate, Bring Down Certificate and Board Minutes

Subject to the Subscriber satisfying its obligations under clause 5.2, on the Completion Date the Company must deliver to the Subscriber:
(a)	a share certificate or other evidence that the Subscription Shares have been issued in the name, and for the benefit of, the Subscriber;

(b)	the Bring Down Certificate; and

(c)	duly signed minutes of a meeting convened under clause 5.3 and documentation evidencing to the satisfaction of the Subscriber, the passing of the resolutions specified in clause 5.3.
5.6	Interdependence

The requirements of clauses 5.4 and 5.5 are interdependent and must be carried out contemporaneously. No delivery or payment is deemed to have been made until all deliveries and payments have been made.

6.	Subscriber Rights

6.1	Ongoing right to appoint Nominee Directors
(a)	With effect from Completion, there shall be no more than 5 Directors of the Company.

(b)	The Company agrees that for so long as the Subscriber holds at least 20 per cent of the issued share capital of the Company, the Subscriber shall have the right to appoint and maintain in office two Nominee Directors, and to remove any director so appointed and, upon their removal (whether by the Subscriber or otherwise), to appoint a replacement non-executive director in such director’s place.

(c)	If, notwithstanding clause 6.1(a), the number of Directors is increased to more than 5 then the Subscriber shall have the right to appoint such number of additional Nominee Directors as is necessary to maintain its proportional representation on the Board.

(d)	The Company agrees that if the position of Chairman of the Board becomes vacant at any time after Completion, provided that the Subscriber holds at least 20 per cent of the issued share capital of the Company at that time, the position will be offered to one of the Nominee Directors and the Nominee Director may accept the position in his or her sole discretion.
7.	Warranties

7.1	General

Each Party represents and warrants to the other Party on the Execution Date and the Completion Date that:
(a)	(Incorporation) It is a body corporate validly existing under the laws of its place of incorporation.

(b)	(Legally binding obligation): This Agreement constitutes its valid and legally binding obligation in accordance with its terms and subject to any necessary stamping is enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium and other similar laws relating to or affecting enforcement of creditor’s rights generally.

(c)	(Execution, delivery and performance): The execution, delivery and performance of this Agreement by it do not violate any Statute or law, or any document or agreement to which it is a party or which is binding on it or any of its assets.

(d)	(Authorisation): All consents, licences, approvals and authorisations required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained and are valid and subsisting.

(e)	(Power): It has the power to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated by it.

(f)	(Corporate action): It has taken all necessary corporate action to enter into and perform this Agreement.
7.2	Company warranties

The Company gives the representations and warranties set out in Schedule 1. Further, the Company represents and warrants on the Execution Date and the Completion Date that:
(a)	the Warranties set out in Schedule 1 are true, accurate and not misleading as at the Execution Date or Completion Date, subject only to the matters Disclosed in the Disclosure Letters.

(b)	(No breach): Entry into and performance of this Agreement will not cause the Company to be in breach of:
(i)	any contract or agreement to which it is a party or constitute grounds for termination of any such contract or agreement;

(ii)	the Constitution of the Company;

(iii)	any law which applies to the Company; or

(iv)	any regulatory consent or licence relating to the Company or its assets or business.
(c)	(No restriction on allotment): There is no restriction on the allotment and issue of the Subscription Shares to the Subscriber and that the allotment and issue of the Subscription Shares does not need disclosure to investors under Part 6D.2 of the Corporations Act.

(d)	(Subscription Shares rank equally): The Subscription Shares will, once issued, rank equally with all other Shares in the capital of the Company.

(e)	(Issue of Subscription Shares): The Company shall issue the Subscription Shares in accordance with:
(i)	all applicable laws; and

(ii)	the Company’s Constitution.
(f)	(No Event of Insolvency): No Event of Insolvency has occurred in relation to the Company, nor is there any act which has occurred or any omission made which may result in an Event of Insolvency occurring in relation to it.
7.3	Subscriber warranties

The Subscriber represents and warrants to the Company that upon being registered as the registered proprietor of the Subscription Shares, the Subscriber will be bound by the Company’s Constitution.

7.4	Survival of Warranties

Each of the covenants, warranties, representations and undertakings contained in this Agreement shall remain in full force and effect on and after the Completion Date notwithstanding Completion and is and will be given with the intent that liability thereunder is not confined to breaches discovered on or prior to the Completion Date.

7.5	Separate

Each Warranty in this Agreement is to be construed independently of each other Warranty in, and each other provision of, this Agreement. The interpretation of any statement made may not be restricted by reference to or inference from any other statement.

7.6	Warranties limited

The representations and warranties given by the Parties are limited to the Warranties expressly set out in this Agreement and all other warranties, representations or undertakings given by or on behalf of any Party are expressly excluded and negatived.

7.7	Acknowledgments

The Parties acknowledge that each Party has entered into this Agreement in reliance on the Warranties given by the other Party.

8.	Public Announcements and Confidentiality

8.1	Confidentiality obligations

No Party shall disclose the terms of this Agreement, or any information disclosed during, or gained by that Party out of, the course of negotiations leading to this Agreement, or the carrying out of this Agreement, except:
(a)	to the extent specifically authorised in writing by the other Party prior to such disclosure;

(b)	if it is available to the public generally other than by breach of this clause 8 or by a breach of confidentiality generally;

(c)	where that Party is required by any applicable law to disclose it;

(d)	as may be required by applicable law or by the rules of any stock exchange on which the shares of a Party, or its ultimate holding company, are for the time being listed for quotation;

(e)	to a Related Body Corporate, provided that Related Body Corporate first agrees to be bound by this clause 8 in respect of such information; and

(f)	to any of the undermentioned persons whose legitimate interests reasonably require disclosure and who have first agreed to be bound by this clause 8 in respect of such information:
(i)	any financier or bona fide prospective financier; or

(ii)	any professional adviser.
8.2	Publicity

Each Party agrees that it shall not directly or indirectly make any press or other announcements or releases relating to this Agreement or otherwise directly or indirectly publish or comment on the terms of this Agreement or the transactions contemplated by this Agreement or the offers, proposals, responses, representations or negotiations made in reaching or varying this agreement without first consulting, in good faith, with the other Parties as to the form and manner of the announcement or release.

8.3	Survival of confidentiality obligations

The obligations of confidentiality imposed by this clause 8 survive the termination of this Agreement and any person who ceases to be a Party continues to be bound by those obligations.

9.	Notices

Any notice or other communication which must be given, served or made under or in connection with this Agreement:
(a)	must be in writing in order to be valid;

(b)	is sufficient if executed by the Party giving, serving or making the notice or on its behalf by any attorney, director, secretary, other duly authorised officer or solicitor of such Party;

(c)	will be deemed to have been duly served, given or made in relation to a person if it is delivered or posted by prepaid post to the address, or sent by facsimile to the number of that person set out in this Agreement (or at such other address or number as is notified in writing by that person to the other parties from time to time); and

(d)	will be deemed to be served, given or made:
(i)	(in the case of prepaid post) on the fifth Business Day after the date of posting;

(ii)	(in the case of facsimile) when the sender receives a transmission report confirming successful transmission where the facsimile is transmitted in full between 9.00 am and 5.00 pm on a Business Day, or otherwise, at 9.00 am on the next Business Day after the sender receives a transmission report confirming successful transmission; and

(iii)	(in the case of delivery by hand) on delivery.
The facsimile number of the Company is 61 (8) 9221 9011 and of the Subscriber is (1) 512-314-3404 or such other number as one Party may notify the other in writing from time to time.
10.	General

10.1	Governing law

This Agreement is governed by and is to be construed according to the laws of the State.

10.2	Jurisdiction
(a)	(Acceptance of jurisdiction): Each of the parties irrevocably submits to and accepts generally and unconditionally the non-exclusive jurisdiction of the courts and appellate courts of the State with respect to any legal action or proceedings which may be brought at any time relating in any way to this Agreement.

(b)	(No objection to inconvenient forum): Each of the parties irrevocably waives any objection it may now or in the future have to the venue of any action or proceedings, and any claim it may now or in the future have that the action or proceeding has been brought in an inconvenient forum.
10.3	Amendments

This Agreement may not be modified, amended or otherwise varied except by a document in writing signed by or on behalf of each of the parties.

10.4	Waiver

No waiver or indulgence by any Party to this Agreement is binding on the parties unless it is in writing. No waiver of one breach of any term or condition of this Agreement will operate as a waiver of another breach of the same or any other term or condition of this Agreement.

10.5	Further acts

The parties will promptly do and perform all further acts and execute and deliver all further documents required by law or reasonably requested by any other Party to carry out and effect the intent and purpose of this Agreement.

10.6	Approvals

Subject to any law to the contrary and unless this Agreement expressly provides otherwise, where the doing or execution of any act, matter or thing is dependent on the consent or approval of a Party, that consent or approval may be given or withheld in the absolute discretion of that Party.

10.7	Counterparts

This Agreement may be executed in any number of counterparts all of which taken together constitute one and the same document.

10.8	Expenses

Each of the parties will bear and pay its own expenses, including legal fees, costs and disbursements incurred by it in connection with the preparation and execution of this Agreement and any subsequent consent, agreement, approval, waiver or amendment to this Agreement.

10.9	Stamp duties

The Subscriber must pay all stamp duties (apart from receipts duties, financial institutions duties or bank account debits taxes which will lie between the parties as they fall) assessed on or in relation to this Agreement or in connection with any of the matters or transactions or sales under this Agreement.

10.10	Set-off

Any undisputed amounts due and payable by any Party (first party) to another (second party) under this Agreement may be set-off against any other undisputed amount that may be due and payable on the same day to the first party by the second party. The Party tendering payment must also give a statement setting out details of the gross amount owing and all individual amounts set-off against that amount.

10.11	Assignments

The rights arising out of or under this Agreement are not assignable in whole or in part and whether by way of security or absolutely by a Party without the prior written consent of the other Party; provided, however, that, prior to Completion, the Subscriber may assign its rights and obligations under this Agreement to any of its wholly-owned subsidiaries.

10.12	Power of attorney

Each attorney who signs this Agreement on behalf of a Party declares that the attorney has no notice from the Party who appointed him that the power of attorney granted to him, under which the attorney signs this Agreement, has been revoked or suspended in any way.

10.13	Entire agreement

This Agreement constitutes the sole and entire agreement between the parties in relation to the sale and purchase of the Subscription Shares and contains all of the representations, warranties, undertakings and agreements of and between the parties. The parties accept that they rely on only those matters expressly set out in this Agreement as this Agreement supersedes all prior negotiations, contracts, arrangements or understandings with respect to the subject matter dealt with in this Agreement. There are no representations warranties, undertakings or agreements between the parties, expressed or implied, except as set out in this Agreement.
Signed as an agreement.

Executed by Company

Signature of Director	Signature of Director

Reg Webb	Peter Cumins

Name of Director in full	Name of Director in full

Executed by Subscriber

Signature of Secretary	Signature of Director/Officer

Thomas H. Welch, Jr.	Daniel N. Tonissen

Name of Secretary in full	Name of Director/Officer in full

Schedule 1

Warranties
1.	Due Diligence Materials and disclosure
(a)	The Due Diligence Materials contain all of the agreements, documents and other written information necessary to provide a purchaser with all relevant material information in respect of the Group, the Business and the Subscription Shares, being all information reasonably necessary to determine whether to acquire the Subscription Shares.

(b)	The Due Diligence Materials were compiled in good faith following diligent enquiry of information reasonably available to the Company.

(c)	There are no agreements, arrangements or understandings affecting the Group or the carrying on of the Business that are material to the operation of the Business and that have not been disclosed to the Subscriber, its advisers or representatives.
2.	The Last Accounts

The Last Accounts:
(a)	disclose a true and fair view of the state of affairs and financial position of the Group as at the Last Account Balance Date;

(b)	were prepared in accordance with:
(i)	all applicable laws and generally accepted accounting principles applied on a consistent basis;

(ii)	the same accounting policies as were applied in the corresponding accounts for the previous two years;
(c)	contain proper and adequate provision for and full disclosure of all liabilities, whether actual, contingent or otherwise, of the Group at the Last Account Balance Date; and

(d)	are not affected by any abnormal, extraordinary or exceptional items.
3.	Period since Last Accounts Balance Date
(a)	There has not since the Last Accounts Balance Date been:
(i)	any material adverse change to the financial condition of or in the trading operations of the Group from that shown in the Last Accounts; or

(ii)	any material change in the nature, amount, valuation or basis of valuation of the assets or in the nature or amount of any liabilities of the Group.
(b)	There has not arisen since the Last Accounts Balance Date any item, transaction or event of a material or unusual nature likely to affect substantially the operations or results or state of affairs of the Group.

(c)	Since the Last Accounts Balance Date the Company has carried on its business in the ordinary, regular and normal course, no asset has been acquired or disposed of, no liability has been incurred except in the ordinary course of business, and no contingent liability has been incurred by the Group.

(d)	None of the debts shown in the Last Accounts has been released or settled for an amount less than that reflected for such debts in the Last Accounts, and to the best of the Company’s knowledge and belief all such debts owing to and accounts receivable of the Company are now and on Completion will be good and collectable in the amount disclosed in the Last Accounts (other than for any allowance in the Last Accounts in respect of doubtful debts). To the best of the knowledge and belief of the Company (having made due inquiries) all such accounts, receivables and debts are not and will not be subject to any counterclaim or set-off other than in respect of money payable by persons also shown as creditors of the Company in the amounts shown in the Last Accounts (as such amounts may have been affected by transactions in the ordinary course of business since the Last Accounts Balance Date).

(e)	All dividends declared by the Company have been properly and validly declared and no dividends have been declared by the Company since the Last Accounts Balance Date.
4.	Contracts and Commitments
(a)	Every contract, instrument or other commitment to which a Group Company is a Party (including all Business Contracts and Leases) is valid and binding according to its terms and, without prejudice to any other warranty, no Party thereto is in material default under the terms thereof.

(b)	No Group Company is a Party to any contract or commitment entered into which:
(i)	is outside the ordinary course of business;

(ii)	even if entered into in the ordinary course of business, involves or is likely to involve obligations or liabilities which by reason of their magnitude or nature ought reasonably to be made known to an intending purchaser of the Subscription Shares;

(iii)	is not at arm’s length or not on normal commercial terms; or

(iv)	is long term, substantial and/or onerous.
(c)	No Group Company is directly or indirectly obliged in any way to guarantee, assume or provide funds to satisfy any obligation of any person, or has given a letter of comfort to any person.

(d)	No offer, tender, quotation or the like given or made by the Company is capable of giving rise to a contract merely by any unilateral act of a third party, other than in the ordinary course of business.

(e)	No Group Company is a party to any agreement or arrangement under the terms of which any other party by reason of the issuance and allotment of the Subscription Shares or in the management or control of the Company becomes entitled to terminate such agreement or arrangement earlier than it would but for such change have been liable to be terminated, or require the adoption of terms less favourable to the Company than those subsisting in the absence of the change.

(f)	The issue of the Subscription Shares in accordance with this Agreement does not and will not constitute a breach of any obligation (including any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking, by which the Company is bound.

(g)	No customer or supplier of a Group Company has ceased or has indicated an intention to cease or reduce trading with that Company and the Company has no grounds to believe or suspect that after the date of this Agreement or as a result of the acquisition of the Subscription Shares by the Subscriber:
(i)	suppliers to the Group will cease supplying or may reduce supplies to the Group; or

(ii)	customers or distributors of the Group will terminate any contracts, offers or benefits in favour of any members of the Group, or cease or reduce trading with the Group.
(h)	There are no outstanding commitments of any member of the Company for capital expenditure other than replacements and normal purchases of plant and equipment in the ordinary course of business.

(i)	There are no foreign exchange contracts binding any Group Company, and there are no foreign exchange exposures of the Group.

(j)	No Group Company is a party to any agreement in terms of which it is or will be bound to share its profits or pay any royalties (except to the extent to which it may in the ordinary course of business calculate and pay commissions to salesmen).
5.	Assets

The Assets are:
(a)	legally and beneficially owned by the Group free of Encumbrances (and, in particular, no such assets are the subject of any hire purchase agreements or credit purchase agreement or any agreement for payment of deferred terms); and

(b)	not used by any other person.
6.	Business
(a)	The Group holds all statutory licences, consents, authorisations and permits necessary for the proper carrying on of its business and the use of the Premises and they are each valid and subsisting. There is no fact, matter or circumstance known to the Company that might prejudice the continuance or renewal of those licences, consents, authorisations or permits.

(b)	The business of the Group is conducted in accordance with all applicable laws, rules and regulations; does not contravene any laws, rules or regulations; and no allegation of any contravention of any laws, rules or regulations by the Group is known to the Company.

(c)	The Group:
(i)	will not at Completion hold or have agreed to acquire or take up any shares in the capital of any company;

(ii)	is not a member of any partnership, joint venture or unincorporated association; and

(iii)	is not a trustee or manager of any trust estate or fund.
(d)	There are in force no powers of attorney given by the Group in favour of any person.

(e)	All accounts, books, ledgers, financial and other records of whatsoever kind of the Group:
(i)	have been fully and properly maintained and contain due records of all matters required to be entered by any relevant legislation and there has not been removed from them any material records or information;

(ii)	do not contain or reflect any material inaccuracies or discrepancies;

(iii)	disclose a true and fair view of the trading transactions, or the financial and contractual position of the Group and of its assets and liabilities; and

(iv)	are in the possession of the Company.
(f)	All plant, equipment and vehicles owned by Company are in good order and repair.

(g)	The Constitution produced to the Subscriber at the time of execution of this Agreement and signed for the purposes of identification by the Company’s Secretary on behalf of the Company is a true and correct copy of the Constitution and will remain so until and as at Completion.
7.	Premises
(a)	The Group has exclusive occupation of the Premises free of any Encumbrance or third party right.

(b)	The Group has properly performed and observed all covenants affecting the Premises.

(c)	There is no current material dispute relating to the Premises or their use.

(d)	No notice has been received by any member of the Group from any statutory legal or public authority requiring any work to be done or money expended on any of the Premises nor has the Group received any notice (or is aware of any pending notice) of proposed resumption compulsory acquisition or any other matter affecting any of the Premises.
8.	Intellectual Property
(a)	Intellectual Property Rights includes:
(i)	all registered and unregistered business names and trade marks;

(ii)	all registered patents and designs; and

(iii)	all applications for registration of trade marks, patents and designs, which are used at any time by any Group Company in connection with its Business.

(b)	The Group:
(i)	owns all right, title and interest in and to the Intellectual Property Rights;

(ii)	save as disclosed to the Subscriber, has not licensed any of the Intellectual Property Rights; and

(iii)	has not assigned or disposed of any right, title or interest in the Intellectual Property Rights.

(c)	The Intellectual Property Rights are:
(i)	legally and beneficially vested in the Group;

(ii)	not being presently infringed, nor are they the subject of any dispute, litigation or expungement application (whether threatened or otherwise); and

(iii)	save as disclosed to the Subscriber, not subject to any licence or authority in favour of any third party and the exercise of them does not infringe the rights of any other parties.
(d)	There has not been any misuse or unauthorised disclosure of any Confidential Information.

(e)	The Company has not entered into any Intellectual Property Licences.
9.	Litigation

No Group Company is engaged in any prosecution, litigation or arbitration proceedings. There are no such proceedings pending or threatened by or against any Group Company, nor are there any facts or disputes which might give rise to any such proceedings.

10.	Taxation
(a)	The Group has duly complied with all obligations imposed by and provisions of the Tax Act.

(b)	The Group has duly complied with all obligations imposed under the Tax Act in relation to the quotation of tax file numbers by employees of any Group Company and the deduction by any Group Company of tax instalments where required under the Tax Act, including the guidelines under applicable privacy legislation; and the Group has not committed any offence in relation to the collection, recording, use or disclosure of tax file numbers.

(c)	Each Group Company has filed all returns under the Tax Act for the income year and franking year covered by the Last Accounts and for all previous years, together with any applicable certificates, notices, declarations and any other lodgements whether mandatory or otherwise in the interests of the Group; all such returns were correct and on a proper basis, and no dispute exists in relation to any of them, nor are there any facts or circumstances which might give rise thereto.

(d)	All Tax under the Tax Act for the income year and franking year covered by the Last Accounts and all prior income and franking years which has been assessed or imposed or which is deemed to have been assessed or imposed or which is lawfully assessable or payable by or upon the Group has been duly assessed and paid.

(e)	No Group Company has made a false or misleading statement to a taxation officer within the meaning of the Tax Act in relation to any income or franking year and there is no unresolved dispute with any Revenue Authority under the Tax Act.

(f)	All necessary information, declarations, certificates, notices, returns and any other required lodgements in respect of Taxes, other than Tax under the Tax Act, have been properly and duly submitted by the Group to all relevant Revenue Authorities in respect of Tax for all relevant periods up to the date of this Agreement and will continue to be submitted until the Completion Date. The Group has not made a false or misleading statement in relation thereto and there is no unresolved dispute with any Revenue Authority, nor are there any facts or circumstances which might give rise thereto.
(g)	All Taxes, other than Tax under the Tax Act, which have been assessed or imposed or which are deemed to have been assessed or imposed or which are lawfully assessable or payable by or upon the Group and which were due and payable as at the Last Accounts Balance Date have been paid or remitted to the relevant Revenue Authority by the Group.

(h)	The Group has not in the past 5 years paid or become liable to pay, nor are there any circumstances by reason of which any of them is likely to become liable to pay, any penalty, fine or interest under the Tax Act or with respect to any Tax under that or other legislation.

(i)	The Group has not in the past 5 years suffered any investigation, audit, visit or written request for the production of information by any Revenue Authority and the Group has not been notified of or is aware of any proposed such investigation, audit, visit or request.

Schedule 2

Bring Down Certificate
[Date]
[Subscriber address details to be inserted]
To: [EZCORP, Inc.]
Words and expressions defined in the Subscription Agreement between EZCORP, Inc and Cash Converters International Limited dated 17 August 2009 (Agreement) shall have the same meaning in this certificate.
Subject to the matters Disclosed in the Disclosure Letter, Cash Converters International Limited certifies that the representations and warranties in clauses 7.1 and 7.2 and Schedule 1 of the Agreement are true and accurate as at the date and time of this certificate.

[Director]

[Director]